TEMPLETON EMERGING MARKETS INCOME FUND, INC.
                 Annual Meeting of Shareholders, February 28, 2003

An Annual Meeting of Shareholders of the Fund was held at the Fund's offices, 500 East Broward Blvd., Fort Lauderdale, Florida, on February 28, 2003. The purpose of the meeting was to elect three Directors of the Fund. At the meeting, the following persons were elected by the shareholders to serve as Directors of the Fund: Betty P. Krahmer, Gordon S. Macklin and Fred R. Millsaps.* No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

The election of five (5) Directors:

                                                 % OF          % OF                        % OF         % OF
                                              OUTSTANDING       VOTED                    OUTSTANDING     VOTED
  TERM EXPIRING 2006:              FOR           SHARES        SHARES       WITHHELD       SHARES       SHARES
------------------------------------------------------------------------------------------------------------------
Betty P. Krahmer ............  43,220,340         91.97%        98.15%      815,673          1.74%       1.85%
Gordon S. Macklin ...........  43,200,952         91.93%        98.10%      835,061          1.78%       1.90%
Fred R. Millsaps ............  43,167,082         91.85%        98.03%      868,931          1.85%       1.97%


* HARRIS J. ASHTON, NICHOLAS F. BRADY, FRANK J. CROTHERS, S. JOSEPH FORTUNATO, ANDREW H. HINES, JR., EDITH E. HOLIDAY AND CONSTANTINE D. TSERETOPOULOS CURRENTLY SERVE AS INDEPENDENT DIRECTORS. HARMON E. BURNS AND CHARLES B. JOHNSON CURRENTLY SERVE AS INTERESTED DIRECTORS. THEIR TERMS OF OFFICE CONTINUED AFTER THE ANNUAL MEETING OF SHAREHOLDERS.